Exhibit 10.41

MUTUAL SETTLEMENT AND RELEASE OF CLAIMS

This Mutual Settlement and Release Agreement (the “Agreement”) is made by and between Shell Petroleum N.V. (“Shell”) and Resolution Performance Products LLC (“RPPLLC”), sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”

WITNESSETH:

WHEREAS, Shell and RPPLLC (formerly known as Shell Epoxy Resins LLC) had entered into an Environmental Agreement dated as of November 1, 2000 (the “Non-US Environmental Agreement”);

WHEREAS, Shell and RPPLLC have been in discussions to provide certainty and resolution in connection with certain indemnity provisions and obligations as set forth in the Non-US Environmental Agreement;

WHEREAS, Shell now desires to make a lump sum payment to RPPLLC, which payment is to be accepted by RPPLLC as being in full and final discharge of certain past and future indemnity obligations of Shell and/or any Shell Affiliate to RPPLLC as provided in Section 2.1(D), Section 2.4 and Schedule 4 of the Non-US Environmental Agreement and also in full and final settlement of each and every claim made by RPPLLC in connection with the projects listed on Attachments 1 and 2 hereto;

WHEREAS, RPPLLC now desires to settle and release Shell and/or any Shell Affiliate from such specified past and future indemnity obligations contained in Section 2.1(D), Section 2.4 and Schedule 4 of the Non-US Environmental Agreement and from any claims relating to the projects listed on Attachments 1 and 2 hereto;

WHEREAS, Shell now desires to finally and completely settle and release RPPLLC from any and all obligations and responsibilities of RPPLLC to Shell associated or in connection with the projects listed on Attachments 1 and 2 hereto.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.
Unless the context otherwise requires, terms used and not defined herein shall have the meanings set forth either in Schedule A to the Sale Agreement dated as of September 11, 2000 between Shell and RPPLC (as amended by a certain Amendment No. 1 to Sale Agreement, Human Resources Agreement and Seller Disclosure Letter between the Parties dated as of November 14, 2000) or in the Environmental Agreement, as the case may be.

2.
For and in consideration of the sum of Four Million Two Hundred Thirty Five Thousand Dollars ($4,235,000.00) to be paid by Shell, on or before November 27, 2002 in immediately available funds via wire transfer in accordance with the wiring instructions specified below, the receipt and sufficiency of which are hereby acknowledged by RPPLLC, RPPLLC for itself, its Affiliates, its parent and/or subsidiary companies, its representatives, including without limitation agents, employees, servants, directors, officers, attorneys, successors and assigns (hereinafter together with RPPLLC referred to collectively as “Releasors”), jointly and severally, shall fully, irrevocably and forever release and discharge Shell, its Affiliates, its parent and/or subsidiary companies, its representatives, including without limitation, agents, employees, servants, directors, officers, attorneys, successors and assigns (hereinafter referred to collectively as “Releasees”), and each of them, from and against any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which any of the Releasors may have or assert to have pursuant to the Non-US Environmental Agreement, which arise out of or are directly connected with or related to:

A.	Listed Non-US Compliance Issues as set forth in Section 2.4 and Schedule 4 of the Non-US Environmental Agreement and in Attachment 1 hereto (the “Listed Non-US Compliance Issues”); and

B.
Indemnification obligations for all preexisting Non-Compliance Issues pursuant to Section 2.1(D) of the Non-US Environmental Agreement of all past or future claims that have been made or could be made, including but not limited to those projects listed on Attachment 2 hereto (the “Unlisted Non-US Non-Compliance Issues”).

The wiring instructions for Shell’s payment of the sum specified above are as follows:

Bank:	Citibank, N.A. New York, New York
ABA Number:	021000089
Account Number:	30480009
For the Benefit of:	Resolution Performance Products LLC

3.	RPPLLC agrees that it shall be solely responsible and liable for the execution and completion of the projects as described in 2.A. and 2.B. above and in Attachments 1 and 2 hereto.

4.
Shell agrees that this Agreement is a final and complete settlement and hereby releases RPPLLC from any and all of RPPLLC’s obligations and responsibilities whatsoever to Shell associated or in connection with the projects as described in 2.A. and 2.B. above and in Attachments 1 and 2 hereto for those obligations and responsibilities set forth in Section 2 (Seller’s Indemnification Obligation, including any restrictions and limitations thereto), Section 4 (Indemnification Procedures and Calculation, with the exception of including any reduction for Tax Benefits received), Section 6 (Procedures for Remediation, including Shell’s audit rights and remedies), Section 7 (Standard of Remediation Activities) and Section 8 (Access to Records; Furnishing Information) of the Non-US Environmental Agreement.

5.
RPPLLC agrees that this Agreement is a final and complete settlement and hereby releases Shell from any and all of Shell’s obligations and responsibilities whatsoever to RPPLLC associated or in connection with projects as described in 2.A. and 2.B. above and in Attachments 1 and 2 hereto for those obligations and responsibilities set forth in Section 2 (Seller’s Indemnification Obligation, including any restrictions and limitations thereto), Section 4 (Indemnification Procedures and Calculation), Section 6 (Procedures for Remediation, including RPPLLC’s audit rights and remedies), Section 7 (Standard of Remediation Activities) and Section 8 (Access to Records; Furnishing Information) of the Non-US Environmental Agreement.

6.
RPPLLC shall provide to Shell an annual certification executed by the chief financial officer of RPPLLC certifying whether or not (and to what extent) RPPLLC received a Tax Benefit as a result of environmental expenditures for any item in connection with any of the projects as described in 2.A. and 2.B. above and in Attachments 1 and 2 hereto. Such certification shall be provided no later than fifteen (15) calendar days after the tax return was filed for that calendar year. If a Tax Benefit is actually received, Shell shall receive 85% of the amount of such Tax Benefit and RPPLLC shall receive 15% of the amount of such Tax Benefit. Such Tax Benefit, if received, will be applicable only for the first seven million dollars ($7,000,000) spent for the projects as described in 2.A. and 2.B. above and in Attachments 1 and 2 hereto.

7.
Except as specifically set forth in this Agreement, all other terms and provisions of the Non-US Environmental Agreement, and any other agreement between the Parties, shall remain unchanged and in full force and effect.

8.
No party to this Agreement may transfer or assign, directly or indirectly, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

9.	This Agreement shall be governed by the laws of the Netherlands and the same law shall govern the determination of any dispute pursuant to the provisions of Article 10.

10.
Any dispute arising out of or in connection with the Agreement will be exclusively referred to, and finally settled by arbitration in The Hague, the Netherlands under the Rules for the Netherlands Arbitration Institute.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date and at the places set forth underneath their respective signatures.

SHELL PETROLEUM N.V.

By: /s/ R. van der Vlist

Name: Rob Van der Vlist (Printed)

Title: General Attorney

At/Date: The Hague, 26/11/2002

By: /s/ A. J. van der Steenstraten

Name: A. J. van der Steenstraten (Printed)

Title: General Attorney

At/Date: The Hague, 26/11/02

RESOLUTION PERFORMANCE PRODUCTS LLC

By: /s/ Marvin O. Schlanger

Name: Marvin O. Schlanger (Printed)

Title: Chairman

At/Date: Philadelphia, November 25, 2002

Attachment 1 – Summary of Listed Non-U.S. Compliance Issues

Project Description	Location

Listed Non-U.S. Compliance Issues—Schedule 4 of the Non-U.S. Environmental Agreement

Works required by the bedrijfsmilieuplan for the period 1998-2001 (BMP-2) as agreed with Provincie zuid Holland in relation to storage tanks (leak detection and tank protection upgrades) for the ECH and Versatics Plants.
Pernis

Works required for the initial grant of the revised Wastewater Permit for Epikote.	Pernis

Works required by the bedrijfsmilieuplan for the period 1998-2001 (BMP-2), as agreed with Provincie zuid Holland in relation to pipe trench upgrades over the ECH, BPA, Epoxy, Cardura and Versatics plant areas.
Pernis

Modifications to the flares at the BPA plant as necessary to improve the incineration of vent gases to ensure compliance with the Pernis site’s Environmental Permit.	Pernis

Modifications to the Ventgas System at the ECH plant by re-routing the ventgas from the C3204 to an incinerator.	Pernis

Permanent Workshop to replace existing temporary workshop.	Pernis

BPA RSH Recovery for Odor Control	Pernis

Attachment 2—Summary of Unlisted Non-US Non-Compliance Issues

Project Description	Location

Installation of TOC monitoring equipment for ECH plant effluent required by 1996 wastewater permit	Pernis

ECH plant EOCL discharge compliance	Pernis

Tanks inspection and repair	Pernis

Hazardous waste storage containment	Barbastro

Process sewer drainage systems inspection and repair	Wesseling

MIBK Exposure	Wesseling